Exhibit (23)

Consent of Independent Registered Public Accounting Firm

Potlatch Forest Products Corporation, Plan Administrator

Potlatch Forest Products Corporation Savings Plan for Hourly Employees:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-17145 and 333-42808) on Form S-8 of Potlatch Corporation of our report dated June 5, 2007 with respect to the statements of net assets available for benefits of Potlatch Forest Products Corporation Savings Plan for Hourly Employees, as of December 31, 2006 and 2005 and the related statements of changes in net assets available for benefits for the years then ended, and related supplemental schedule H, line 4i – schedule of assets (held at end of year) and supplemental schedule H, line 4j – schedule of reportable transactions, which report appears in the December 31, 2006 annual report on Form 11-K of Potlatch Forest Products Corporation Savings Plan for Hourly Employees. Our report refers to the adoption of FSP AAG INV-1 and SOP 94-4-1 related to the reporting of the valuation of certain investment contracts.

By /S/ KPMG LLP

Portland, Oregon

June 5, 2007